Exhibit 3.1
CERTIFICATE OF AMENDMENT TO
EVENTBRITE, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Eventbrite, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
FIRST: The Corporation was originally incorporated under the name of Eventbrite, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 20, 2009.
SECOND: The Board of Directors of the Corporation has duly adopted resolutions setting forth a proposed amendment to the amended and restated certificate of incorporation of the Corporation (the “Certificate of Incorporation”) and declaring said amendment to be advisable. The requisite stockholders of the Corporation duly approved and adopted said proposed amendment in accordance with Section 242 of the DGCL. The Certificate of Incorporation is hereby amended by adding new Article XI as follows:
ARTICLE XI
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duties as an officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of the Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
THIRD: This Certificate of Amendment shall become effective immediately upon its filing with and acceptance by the Secretary of State of the State of Delaware.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 11th day of June, 2024.

EVENTBRITE, INC.

                        By: /s/ Julia Hartz
                        Name: Julia Hartz
                        Title: Chief Executive Officer